  Exhibit 9.1

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), is made and entered into as of this 10th day of April, 2020, by and among Indus Holdings, Inc., a British Columbia corporation (the “Company”), each holder of a senior secured convertible debenture (a “Debenture”) that was issued as part of a series of senior secured convertible debentures (collectively, the “Debentures”), issued pursuant to the Purchase Agreement (as defined below) and as listed on Schedule A (together with any subsequent investors, or transferees, who become parties hereto as “Investors” pursuant to Subsections 4.1 or 4.2 below, the “Investors”) and Robert Weakley (together with an person who becomes his successor pursuant to Subsection 4.2 below, “Weakley”) (together with the Investors, the “Voting Parties”).

RECITALS

A.           Concurrently with the execution of this Agreement, the Company is issuing the Debentures to Investors pursuant to that certain Debenture and Warrant Purchase Agreement, dated on or about the date hereof, by and among the Company and the Investors (the “Purchase Agreement”), and in connection with such issuance the parties desire to provide the Investors with the right, among other rights, to designate the election of certain members of the board of directors of the Company (the “Board”) in accordance with the terms of this Agreement.

B.           Weakley, the holder of the Company’s issued and outstanding Super Voting Shares (the “Weakley Shares”), has agreed to vote the Weakley Shares as directed by a majority of the Board. Such agreement is being modified in connection with Weakley’s entry into this Agreement to permit Weakley to vote the Weakley Shares in accordance with the terms hereof (as so modified, the “Weakley Agreement”).

NOW, THEREFORE, the parties agree as follows:

1. Voting Provisions Regarding the Board.

1.1 Size of the Board. Each Voting Party agrees there will be seven (7) directors and that it shall take all necessary action within its control to cause the size of the Board to be fixed at seven (7) directors. For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company that the holders of which are entitled to vote for members of the Board, including without limitation, the Weakley Shares, by whatever name called, now owned or subsequently acquired by a Voting Party, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

1.2 Board Composition. Each Voting Party agrees to vote, or cause to be voted, all Shares owned by such Voting Party, or over which such Voting Party has voting control, from time to time and at all times, at each annual or special meeting of the shareholders of the Company at which an election of directors is held or pursuant to any written consent of the shareholders of the Company, subject to Section 3(a), to elect the following persons and any persons designated for election pursuant to Section 1.3 or Section 1.4:

(a) Three (3) persons designated (“Investor Directors”) by the Investors holding a majority of the equity securities of the Company issued or issuable upon conversion of the Debentures (the “Required Investors”), who shall initially be George Allen, Brian Shure and Kevin McGrath;

(b) Three (3) persons designated by a majority of the Indus Directors or, in the event no Indus Director is then serving as a member of the Board, Weakley. As used herein, “Indus Directors” means (i) members of the Board serving in such capacity as of immediately prior to the initial closing of the transactions contemplated by the Purchase Agreement, (ii) directors designated by such directors and/or other directors designated pursuant to this Section 1.2(b) and (iii) directors designated by Robert Weakley pursuant to the immediately preceding sentence; and

(c) One (1) person designated by mutual agreement of (i) a majority of the directors designated pursuant to Section 1.2(a) and (ii) a majority of the directors designated pursuant to Section 1.2(b).

1.3 Failure to Designate a Board Member. In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be redesignated if still eligible and willing to serve as provided herein and otherwise, such Board seat shall remain vacant.

1.4 Removal of Board Members. Each Voting Party also agrees to vote, or cause to be voted, all Shares owned by such Voting Party, or over which such Voting Party has voting control, from time to time and at all times, and to take all necessary actions within such Voting Party’s control to ensure that:

(a) no director elected pursuant to Subsections 1.2 of this Agreement is removed from office unless such removal is directed or approved by the affirmative vote of the Person(s) entitled under Subsection 1.2 to designate that director;

(b) any vacancies created by the resignation, removal or death of a director elected pursuant to Subsections 1.2 shall be filled by the Person(s) entitled to designate or approve such director pursuant to the provisions of this Section 1; and

(c) upon the request of any party entitled to designate a director as provided in Subsection 1.2 to remove such director, such director shall be removed.

All Voting Parties agree to execute any written consents required to perform the obligations of this Section 1, and the Company agrees at the request of any Person or group entitled to designate directors to call a special meeting of shareholders for the purpose of electing directors.

1.5 Subsidiary Board Composition. Each Voting Party agrees to vote, or cause to be voted, all Shares owned by such Voting Party, or over which such Voting Party has voting control, from time to time and at all times, at each annual or special meeting of the stockholders of the Company at which an election of directors is held or pursuant to any written consent of the stockholders of the Company, subject to Section 3(a), to cause the composition of the board of directors of each subsidiary of the Company to be composed of the directors elected to and serving on the Board in accordance with Sections 1.2 through Section 1.4.

1.6 Committee Composition. Each Voting Party agrees to take all necessary action within its control to cause the following committees of the Board to be maintained (and to cause any corresponding committees of the board of directors of any subsidiary of the Company to be maintained in the same manner):

(a) an audit committee consisting of an equal number of non-employee Investor Directors and Indus Directors;

(b) a compensation committee consisting of an equal number of non-employee Investor Directors and Indus Directors; and

(c) a corporate governance committee consisting of an equal number of non-employee Investor Directors and Indus Directors.

1.7 Special Committee Processes. Each Investor agrees that matters involving any transaction between the Company or any of its subsidiaries, on the one hand, and any Investor or Affiliate of an Investor, on the other (including any determination by the Company to repay or refinance the Debentures (as defined in the Purchase Agreement), to seek any modification, waiver or termination with respect to any of the Transaction Documents (as defined in the Purchase Agreement), or to increase the maximum offering amount under the Purchase Agreement), shall not be consummated unless approved by a majority of the members of a special committee of the Board constituted in accordance with this Section 1.7 (the “Special Committee”). The Special Committee shall consist of three directors who are not Investor Directors (or such less number of such directors who are then serving) and who are not interested in the matter to be considered. The parties agree that, notwithstanding any to the contrary under the Company’s charter documents or applicable law, the Special Committee’s determination shall be final and not subject to review, revocation or alteration by the full Board and that the Board shall not have the right to override a decision made by the Special Committee. The Special Committee shall have the right to, and the Company shall use its best efforts to make available the resources to, engage independent legal counsel and an independent financial advisor (but shall not be obligated to do so). For a period of three years from the date hereof, each Investor agrees not to, and to cause its Affiliates not to, without the consent of the Special Committee, unless the Special Committee shall have publicly announced, or authorized the Company to publicly announce, its support for or recommendation to shareholders of a business combination transaction with a party other than an Investor or an Affiliate of an Investor, make any proposal for a “going private” transaction or other business combination between the Company or any of its subsidiaries, on the one hand, and any Investor(s) and their Affiliates, on the other, or assist any other Person with respect to the foregoing.

1.8 No Liability for Election of Recommended Directors. No Voting Party, nor any Affiliate of any Voting Party, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Voting Party have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement. For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

1.9 No “Bad Actor” Designees. Each Person with the right to designate or participate in the designation of a director as specified above hereby represents and warrants to the Company that, to such Person’s knowledge, none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) under the Securities Act of 1933, as amended (the “Securities Act”) (each, a “Disqualification Event”), is applicable to such Person’s initial designee named above except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Any director designee to whom any Disqualification Event is applicable, except for a Disqualification Event to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, is hereinafter referred to as a “Disqualified Designee”. Each Person with the right to designate or participate in the designation of a director as specified above hereby covenants and agrees (A) not to designate or participate in the designation of any director designee who, to such Person’s knowledge, is a Disqualified Designee and (B) that in the event such Person becomes aware that any individual previously designated by any such Person is or has become a Disqualified Designee or the Canadian Securities Exchange objects to such Person being a director of the Company, such Person shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board and designate a replacement designee who is not a Disqualified Designee.

2. Remedies.

2.1 Covenants of the Company. The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement.

2.2 Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Investors shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the Province of British Columbia.

2.3 Irrevocable Proxy and Power of Attorney. Each party to this Agreement hereby constitutes and appoints as the proxies of the party and hereby grants a power of attorney to each of Weakley and George Allen, and hereby authorizes each of them to represent and vote, if and only if another party (i) fails to vote, or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of Section 1 of this Agreement, any of such party’s Shares in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement. Each of the proxy and power of attorney granted pursuant to this Section 2.3 is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 4.8 hereof. Each party hereto hereby revokes any and all previous proxies or powers of attorney with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 4.8 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement and the Weakley Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

2.4 Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

3. “Bad Actor” Matters.

3.1 Definitions. For purposes of this Agreement:

(a) “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

(b) “Disqualified Designee” means any director designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable or who is not eligible to serve as a director under the Business Corporations Act (British Columbia).

(c) “Disqualification Event” means a “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act.

(d) “Rule 506(d) Related Party” means, with respect to any Person, any other Person that is a beneficial owner of such first Person’s securities for purposes of Rule 506(d) under the Securities Act.

3.2 Representations.

(a)      Each Person with the right to designate or participate in the designation of a director pursuant to this Agreement hereby represents that (i) such Person has exercised reasonable care to determine whether any Disqualification Event is applicable to such Person, any director designee designated by such Person pursuant to this Agreement or any of such Person’s Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable and (ii) no Disqualification Event is applicable to such Person, any Board member designated by such Person pursuant to this Agreement or any of such Person’s Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Notwithstanding anything to the contrary in this Agreement, each Investor makes no representation regarding any Person that may be deemed to be a beneficial owner of the Company’s voting equity securities held by such Investor solely by virtue of that Person being or becoming a party to (x) this Agreement, as may be subsequently amended, or (y) any other contract or written agreement to which the Company and such Investor are parties regarding (1) the voting power, which includes the power to vote or to direct the voting of, such security; and/or (2) the investment power, which includes the power to dispose, or to direct the disposition of, such security.

(b) The Company hereby represents and warrants to the Investors that no Disqualification Event is applicable to the Company or, to the Company’s knowledge, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3) is applicable.

3.3 Covenants.

(a) Each Person with the right to designate or participate in the designation of a director pursuant to this Agreement covenants and agrees (i) not to designate or participate in the designation of any director designee who, to such Person’s knowledge, is a Disqualified Designee, (ii) to exercise reasonable care to determine whether any director designee designated by such person is a Disqualified Designee, (iii) that in the event such Person becomes aware that any individual previously designated by any such Person is or has become a Disqualified Designee or that the Canadian Securities Exchange objects to such Person from being a director of the Company, such Person shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board and designate a replacement designee who is not a Disqualified Designee, and (iv) to notify the Company promptly in writing in the event a Disqualification Event becomes applicable to such Person or any of its Rule 506(d) Related Parties, or, to such Person’s knowledge, to such Person’s initial designee named in Section 1, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.

(b) For so long as this Agreement remains in effect:

(i) As soon as practicable, but in any event within thirty (30) days after the date of this Agreement and the beginning of each fiscal year thereafter, the Company shall adopt a comprehensive expense budget forecasting the Company’s expenses on a month-to-month basis for the remainder of the 2020 fiscal year and each such upcoming fiscal year thereafter (the “Budget”).

(ii) without the approval of the Board, including at least one Investor Director (provided an Investor Director is then serving), the Company shall not (A) hire, fire or materially change the compensation of any executive officer; (B) issue incentive equity compensation in the Company or any subsidiary to any employee, consultant, officer or director, including, without limitation, pursuant to an equity incentive plan or (C) deviate by more than 10% in the aggregate or with respect to any particular item set forth in the Budget.

4. Miscellaneous.

4.1 Additional Parties. Notwithstanding anything to the contrary contained herein, if the Company issues additional Debentures after the date hereof, as a condition to the issuance of such Debentures the Company shall require that any purchaser of such Debentures become a party to this Agreement by executing and delivering a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as an Investor hereunder. In either event, each such person shall thereafter be deemed an Investor for all purposes under this Agreement.

4.2 Transfers. Each Successor Transferee of any Debentures, Warrants (as defined in the Purchase Agreement) or Shares shall be subject to the terms hereof, and, as a condition precedent to the Company’s recognition of any transfer of Debentures, Warrants or Shares to a Successor Transferee, each Successor Transferee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering a counterpart signature page hereto. Upon the execution and delivery of a counterpart signature page by any Successor Transferee, such Successor Transferee shall be deemed to be a party hereto as if such Successor Transferee were the transferor and such Successor Transferee’s signature appeared on the signature pages of this Agreement and, if a Successor Transferee of an Investor, shall be deemed to be an Investor. Each certificate instrument, or book entry representing the Debentures, Warrants or Shares subject to this Agreement if issued on or after the date of this Agreement shall be notated by the Company with the legend set forth in Subsection 4.4. As used herein, “Successor Transferee” means any Affiliate of a transferor, in the case of an individual transferor, means any family member or estate planning vehicle of such transferor, and in the case of Weakley, means any Person approved by the Company pursuant to Section 27.2(7) of the Company’s Articles, which approval shall be granted or withheld by the Company solely as directed by a majority of the Indus Directors. Each Voting Party shall use its best efforts to cause its Successor Transferees to comply with the terms of this Agreement with respect to all Shares held by such Successor Transferee, however acquired. For the avoidance of doubt, an acquiror of Shares in an unsolicited brokerage transaction on the Canadian Securities Exchanges or another stock exchange on which such Shares are listed will not be deemed to be a Successor Transferee.

4.3 Successors and Assigns. Subject to Section 4.2, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.4 Governing Law. This Agreement shall be governed by the internal law of the Province of British Columbia, without regard to conflict of law principles that would result in the application of any law other than the law of the Province of British Columbia and the Parties irrevocably attorn to the non-exclusive jurisdiction of the courts of the Province of British Columbia.

EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER OR THEREUNDER.

4.5 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.7 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 4.7. If notice is given to the Company, it shall be sent to 19 Quail Run Circle, Salinas, CA 93907, steve@indusholdingco.com (Attention: Steve Neil); and a copy (which shall not constitute notice) shall also be sent to Akerman LLP, 666 Fifth Avenue, 20th Floor, New York, New York 10103, kenneth.alberstadt@akerman.com (Attention: Kenneth G. Alberstadt).

4.8 Consent Required to Amend, Modify, Terminate or Waive. This Agreement may be amended, modified or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company; (b) in the case of Section 1.7, a majority of the Indus Directors; and (c) Investors beneficially owning (within the meaning of Section 13(d) under the Securities Exchange Act and the rules and regulations thereunder) at least 50% of the equity securities of the Company (adjusted for splits, reverse splits, recombinations and other similar events) beneficial ownership of which was sold pursuant to the Purchase Agreement. Notwithstanding the foregoing:

(a) this Agreement may not be amended, modified or terminated and the observance of any term of this Agreement may not be waived with respect to any Investor without the written consent of such Investor unless such amendment, modification, termination or waiver applies to all Investors, as the case may be, in the same fashion;

(b) subject to Section 1.7, any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party; and

(c) this Agreement shall terminate when Investors cease to beneficially own (within the meaning of Section 13(d) under the Securities Exchange Act and the rules and regulations thereunder) at least 50% of the equity securities of the Company (adjusted for splits, reverse splits, recombinations and other similar events) beneficial ownership of which was sold pursuant to the Purchase Agreement.

The Company shall give prompt written notice of any amendment, modification, termination, or waiver hereunder to any party that did not consent in writing thereto. Any amendment, modification, termination, or waiver effected in accordance with this Subsection 4.8 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, modification, termination or waiver.

4.9 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4.10 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

4.11 Entire Agreement. This Agreement (including the Exhibits hereto) and the other Transaction Documents (as defined in the Purchase Agreement) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

4.12 Stock Splits, Stock Dividends, etc. In the event of any issuance of Shares or the voting securities of the Company hereafter to any of the Voting Parties (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement.

4.13 Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

4.14 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to carry out the intent of the parties hereunder.

4.15 Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

4.16 Aggregation of Stock. All Shares held or acquired by an Investor and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

4.17 Disclosure. The parties hereto hereby consent to the disclosure of the substance of this Agreement in any news release required by applicable laws or any circular relating to a meeting of shareholders of the Company and to the public filing of this Agreement on the System for Electronic Document Analysis and Retrieval (SEDAR) as may be required pursuant to applicable laws; provided, however, that any such news release or disclosure shall be provided to counsel for the Investors in advance of any public filing and any comments thereto shall be considered in good faith.

 [Signature Pages Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

COMPANY:
Indus Holdings Inc.
By:	/s/ Robert Weakley
Name:	Robert Weakley
Title:	CEO

Signature Page to Voting Agreement